VLOV Announces the Opening of Distributor's Flagship Store in Beijing

XIAMEN, China, Jan. 9, 2012 /PRNewswire-Asia-FirstCall/ — VLOV, Inc. (OTC Bulletin Board: VLOVD) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced the opening of its Beijing distributor's flagship store in the Chao Yang District of Beijing.

The newly opened flagship store is located on the 3rd floor of the ShiMao GuoJi ZhongXin Shopping Center, a larger shopping mall in Beijing City. The shopping mall is near Sanlitun Village, home of popular high-street fashion brands as well as local designer boutiques. The store, over 1,800 square feet, showcases VLOV's latest clothing and accessories.

"Our distributor's opening in this [higher end] Beijing shopping center gives our brand greater exposure and existing VIP and new customers a better shopping experience," commented Mr. Richard Wu, CEO and Chairman of VLOV.

"Our distributor's investment in opening this flagship store further reflects the results of VLOV's increased spending on marketing and advertising over the past year and we will continue to make such brand investments in the coming years," continued Mr. Wu.

Although the Beijing flagship store is owned and operated by its distributor, VLOV designs all flagship store locations for its distributors and creates all marketing campaigns for its distributor to promote their store openings.

Photos of the new Beijing flagship store can be found on the Company's website at www.vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China.  As of September 30, 2011, VLOV products were sold by its distributors at 540 points of sale across northern, central and southern China, as well as 20 stores in Fujian Province owned and operated by VLOV.  To learn more about VLOV, Inc., please refer to the Company's web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, Chief Financial Officer

VLOV, Inc.

Tel: 310-622-4515

Email: bennet@vlov.net